THE ARBITRAGE FUNDS

                  WRITTEN INSTRUMENT FIXING NUMBER OF TRUSTEES

    THE UNDERSIGNED, being the sole Trustee of THE ARBITRAGE FUNDS, a Delaware business trust (the "Trust"), does hereby state in writing in accordance with the laws of the State of Delaware and Section 2.1 of Article II of the Declaration of Trust of the Trust that as of May 24, 2000, the number of Trustees of the Trust shall be four.

    IN WITNESS WHEREOF, the undersigned has executed this Written Instrument Fixing the Number of Trustees effective the 24th the day of May 2000.

/S/ JOHN S. ORRICO                              MAY 24, 2000
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John S. Orrico                                         Date
Trustee